Exhibit 99.1

Finance PR

Santo Mining Corp Signs $16 Million Equity Enhancement Program

SANTO DOMINGO, Dominican Republic, March 12, 2013 (GLOBE NEWSWIRE) -- Santo Mining Corporation (OTCBB:SANP), (the "Company"), announced that on March 11, 2012 the Company entered into a common stock purchase agreement (the “Purchase Agreement”) for a $16 million  equity enhancement program with a Magna Group affiliate, Hanover Holdings I, LLC (the "Investor"), headquartered in New York, NY. The program will enable Santo Mining to significantly scale up its exploration programs and maximize the potential of its property assets.

The equity enhancement program allows, but does not obligate, the Company to issue and sell up to $16 million of shares of common stock to the Investor from time to time over the 36-month period following the effectiveness of a registration statement the Company has agreed to file with the Securities and Exchange Commission (the “SEC”) to register the resale of the stock by the Investor.  The Company may, in accordance with the procedures outlined in the agreement, notify the Investor the exact dollar amount that the Company intends to sell to the Investor, subject to a maximum amount equal to 300% of the average daily trading volume of the Company’s common stock for the five trading days immediately prior to the date of the request, and the Investor is contractually obliged to purchase the shares at a purchase price equal to 92.5% of the arithmetic average of the daily volume weighted average prices of the common stock over a certain number of trading days in the applicable pricing period.

Santo Mining intends to file a registration statement with the Securities and Exchange Commission to register the resale of the stock by the Investor by March 15, 2012, and the Investor will provide $90,000 to Santo Mining to assist in paying costs for registration, legal and other non-related expenses. In addition, the Company has issued shares of our common stock to the Investor as an initial commitment fee for entering into the Purchase Agreement. The effectiveness of this registration statement is a condition precedent to the Company’s ability to sell common stock to the Investor under the equity enhancement program.

The Company determined it was in the best interest of the shareholders to cancel the previously announced $5 million financing agreement with Deer Valley, LLC.

Santo Mining’s exploration concession applications are in immediate proximity to Barrick Gold's reported 25 million ounce Pueblo Viejo gold mine (“Barrick”), Perilya's Cerro de Maimon gold mine, and Xstrata

Falcondo's world class nickel mine all strategically located in the Dominican Republic's mineral rich "Hispaniola Gold-Copper Arc.” The newly contracted “Richard” property is 200 meters south east of Barrick and our “Walter” property is 1 mile west.

According to Al French, the Chief Executive Officer of the Company, "This closing provides the Company up to $16,000,000 in capital to forge ahead on our aggressive exploration plans and to fund acquisition of additional exploration concession applications and exploitation concessions that we have been evaluating."

Joshua Sason, the Chief Executive Officer of Magna Group notes, "We approach our financial partnership with Santo Mining with great excitement and optimism. We are pleased to have made a long-term commitment to support Santo Mining's exploration and expansion programs. “

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities to be offered and sold in the equity enhancement program have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

About Santo Mining

Santo Mining Corporation is a junior minerals exploration and development company, based in the Dominican Republic. The Company is actively pursuing the acquisition and exploration of properties, which are strategically located in the prolific and highly prospective Hispaniola Gold-Copper Back-Arc area in the Dominican Republic. A detailed description of the Company's activities is available at www.SantoMining.com.

Further information on the Company and its filings can be found at www.sec.gov

The Santo Mining Corporation logo is available at:  http://www.globenewswire.com/newsroom/prs/?pkgid=14686

About Magna Group

Magna Group is a leading alternative investment firm that makes innovative structured investments and provides financial partnership to its portfolio companies; public and private, domestic and international. With a focus on the small and lower-middle markets, Magna Group prioritizes relationship and works closely with portfolio companies to develop customized equity, debt and hybrid investment solutions.

Please visit www.magnagroupcapital.com for more information.

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, such as the Company's plans to acquire a number of highly prospective gold exploration properties, which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the Company's properties and the timing of any work program or exploration activities, and any results that may be obtained or the commencement of production.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

Investor relations: Circadian Group

North American Toll free:

         1(866) 603-3330 or +1(647) 930-1037

         info@santomining.com